Exhibit 99.1

For more information contact:
Investor Relations:	Media Relations:
Bonnie Mott	Jennifer Bilsey
Verisity Ltd.	Verisity Ltd.
650/934-6800	650/934-6800
bonnie@verisity.com	jen@verisity.com

VERISITY ANNOUNCES FOURTH QUARTER AND FISCAL 2003 FINANCIAL RESULTS

Fourth Quarter Highlights:

•	Company Reports Thirteenth Sequential Quarter of Profitability

•	Generated $10 million in Cash from Operations

•	Expanded product portfolio to address Nanometer SoCs & System Verification Requirements

MOUNTAIN VIEW, Calif.—January 20, 2004—Verisity Ltd. (Nasdaq:VRST), the leading supplier of verification process automation (VPA) solutions, today announced financial results for the fourth fiscal quarter and year ended December 31, 2003. Revenue for the quarter was $12.3 million, a 2% increase from revenue of $12.0 million for the quarter ended September 30, 2003, and a 16% decrease from revenue of $14.6 million for the quarter ended December 31, 2002.

The Company’s net income for the quarter ended December 31, 2003 was $2.3 million, or $0.11 per diluted share, compared to net income of $2.3 million, or $0.11 per diluted share, for the quarter ended September 30, 2003 and net income of $4.0 million, or $0.19 per diluted share, for the quarter ended December 31, 2002.

Revenue for the year ended December 31, 2003, was $48.5 million, compared to revenue of $52.5 million for the year ended December 31, 2002. For the year ended December 31, 2003, the Company’s net income was $8.7 million, or $0.41 per diluted share, compared to a net income of $13.4 million, or $0.63 per diluted share, for the year ended December 31, 2002.

“We are very pleased with the strengthened demand for our verification process automation (VPA) solutions that led to sequential growth in revenue and net income this quarter, all while building backlog. We generated approximately $10 million cash from operations, bringing our total cash position to a record $91 million. These results reflect Verisity’s leadership position in providing customers world-class technology, enabling them to verify their most complex electronic designs,” said Moshe Gavrielov, Chief Executive Officer of Verisity.

“Throughout fiscal 2003, Verisity enhanced its existing technology and expanded its product portfolio with new solutions that address project and system-level verification. With gate counts approaching 50-plus million for 90 nanometer designs, customers require solutions that will dramatically increase productivity, quality, and predictability. Verisity’s leading VPA solutions offer the potential of delivering ten times the performance by automating the system-wide verification process, enabling customers a verification plan that encompasses the entire verification flow,” said Mr. Gavrielov.

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include guidance relating to Axis Systems, Inc., a company with whom we entered into a definitive agreement to acquire on December 11, 2003. We do not plan to update, confirm or change this guidance until our next earnings conference call except by press release in the case of material events.

•	Revenue in the first quarter of 2004 is expected to be approximately $11.5 to $11.9 million

•	Earnings per fully diluted share in the first quarter of 2004 is expected to be approximately $0.05 to $0.06

•	Revenue for fiscal 2004 is expected to be between $53 and $55 million

•	Earnings per fully diluted share for fiscal 2004 is expected to be between $0.45 and $0.48

Verisity’s earnings call will be webcast today at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time, and may be accessed at http://www.verisity.com. Following the conclusion of the webcast, a replay will be available via Verisity’s web site at http://www.verisity.com through January 26, 2004. For those without access to the Internet, a replay of the call will be available from 5:00 p.m. Pacific Time on January 20, 2004 through January 26, 2004. To listen to a replay, call (719) 457-0820, access code 372923. The Company plans to include a business outlook in the conference call.

About Verisity

Verisity Ltd. (Nasdaq:VRST), is the leading supplier of process automation solutions for the functional verification market. The Company addresses customers’ critical business issues with its market-leading software and intellectual property (IP) that effectively and efficiently verify the design of electronic systems and complex integrated circuits for the communications, computing, and consumer electronics global markets. Verisity’s VPA solutions enable projects to move from executable verification plans to module, unit, and chip/system level ‘total coverage’ and verification closure, while maximizing productivity, product quality, and predictability of schedules. The Company’s strong market presence is driven by its proven technology, methodology and solid strategic partnerships and programs. Verisity’s customer list includes leading companies in all strategic technology sectors. Verisity is a global organization with offices throughout Asia, Europe, and North America. Verisity’s principal executive offices are located in Mountain View, California, with its principal research and development offices located in Rosh Ha’ain, Israel. For more information, visit www.verisity.com.

Forward-Looking Statements

To the extent statements contained herein are not purely historical, they are forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission. Words such as “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements represent only management’s present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements. In particular, these include the Company’s ability to forecast accurately the Company’s short-term and long-term operating performance, predict customer demand due to the continued economic and geopolitical uncertainty and the related effects on customers’ budgets, maintain market leadership position, and predict the timing of significant orders. Other factors and uncertainties that could cause actual results or performance to differ materially from those described in the forward-looking statements include the Company’s proposed acquisition of Axis and the impact of such proposed acquisition on the Company’s future operating or financial performance. For a discussion of the factors and uncertainties relating to the proposed acquisition, please refer to the Company’s public disclosures made in connection with the proposed acquisition, including, but not limited to, the Company’s filings with the Securities and Exchange Commission, its news releases and its webcasts. Verisity Ltd. is not under any obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Verisity, the Verisity logo, and Specman Elite, are either registered trademarks or trademarks of Verisity Design, Inc., in the United States and/or other jurisdictions. All other trademarks are the property of their respective holders.

VERISITY LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenue:
License	$7,320	$8,983	$29,313	$32,612
Maintenance	4,681	5,272	18,103	18,318
Other Services	259	345	1,084	1,594

Total revenue	12,260	14,600	48,500	52,524

Total cost of revenue	720	761	2,827	2,958

Gross profit	11,540	13,839	45,673	49,566
Operating expenses:
Research and development	2,577	2,490	10,281	9,214
Sales and marketing	5,152	5,409	20,785	20,092
General and administrative	1,425	1,391	5,721	5,559
Stock-based compensation	16	150	176	393

Total operating expenses	9,170	9,440	36,963	35,258

Income from operations	2,370	4,399	8,710	14,308
Other income, net	177	176	712	864

Income before income taxes	2,547	4,575	9,422	15,172
Provision for income taxes	204	550	752	1,822

Net income	$2,343	$4,025	$8,670	$13,350

Basic earnings per share:
Basic net income per ordinary share	$0.12	$0.21	$0.44	$0.71

Shares used in per share calculation	20,038	19,337	19,818	18,934

Diluted earnings per share:
Diluted net income per ordinary share	$0.11	$0.19	$0.41	$0.63

Shares used in per share calculation	21,580	21,430	21,363	21,254

VERISITY LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	December 31, 2002(1)
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$91,004	$79,509
Accounts receivable	11,444	11,963
Other current assets	4,412	2,173

Total current assets	106,860	93,645
Property and equipment, net	3,298	2,277
Other assets	386	495

Total assets	$110,544	$96,417

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$12,853	$10,665
Deferred revenue	27,791	26,861
Current portion of long-term debt	2	9

Total current liabilities	40,646	37,535
Long-term liabilities	481	533
Long-term portion of deferred revenue	5,601	5,900
Shareholders’ equity:
Share Capital	59,108	56,411
Accumulated deficit	4,708	(3,962)

Total shareholders’ equity	63,816	52,449

Total liabilities and shareholders’ equity	$110,544	$96,417

(1)	Derived from audited financial statements at December 31, 2002.

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